Exhibit 4.5

SECOND AMENDED AND RESTATED

SHAREHOLDER VOTING PROXY AGREEMENT

This SECOND AMENDED AND RESTATED SHAREHOLDER VOTING PROXY AGREEMENT (this “Agreement”) is entered into on March 20, 2020 by and among:

1.                  THE SHAREHOLDERS WHOSE NAMES ARE SET OUT IN APPENDIX I (each an “Shareholder” and collectively the “Shareholders”)

2.                  SHUNYUAN KAIHUA (BEIJING) TECHNOLOGY CO., LTD. (the “WFOE”)

Registered address: Unit 206-2, Level 2, Block 23, No. 8 Dong Bei Wang West Road, Haidian District, Beijing

Legal representative: Huang Wang

3.                  ANHUI HUAMI INFORMATION TECHNOLOGY CO., LTD. (the “Company”)

Registered address: Room 1201, Block A4, National Cartoon and Animation Industry Base, No. 800 Wang Jiang West Road, Hi-Tech Industry Development Zone, Hefei

Legal representative: Huang Wang

(in this Agreement, each of the above individually being referred to as a “Party”, collectively the “Parties”.)

WHEREAS:

1.                  The original shareholders of the Company, including Huang Wang, Lu Yunfen, Liu De, Cao Liping, Yue Bin and Lhasa Heye Investment Management Co., Ltd., the WFOE and the Company entered into an Amended and Restated Shareholder Voting Proxy Agreement on November 3, 2017 (hereinafter referred to as the “Original Shareholder Voting Proxy Agreement”). After the Company reduced its registered capital in 2020, Liu De, Cao Liping, Yue Bin and Lhasa Heye Investment Management Co., Ltd. are no longer registered shareholders of the Company. In order to reflect the above shareholding change, all Parties now agree to enter into this Agreement to amend and restate the Original Shareholder Voting Proxy Agreement.

2.                  The Shareholders are the registered shareholders of the Company, holding in aggregate 100% of the shares of the Company; and

3.                  Each of the Shareholders is in desirous of appointing the individual designated by the WFOE as its proxy to exercise all the voting rights it is entitled to as a shareholder of the Company, and the WFOE is in desirous of nominating such individual to accept such appointment.

THEREFORE, upon consultations, the Parties hereby agree as follows:

ARTICLE 1 VOTING RIGHT DELEGATION

1.1                              Each of the Shareholders hereby irrevocably undertakes to execute a power of attorney in substance and form as set forth in Annex II of this Agreement subsequent to the execution of this Agreement, to authorize the individual then designated by the WFOE (the “Proxy”) to exercise, on its behalf, the following rights it is entitled to as a shareholder of the Company pursuant to the articles of association of the Company then in effect (collectively, the “Proxy Rights”):

(1)         to propose the convening of and to attend shareholders’ meetings of the Company as the proxy of the Shareholders in accordance with the articles of association of the Company;

(2)         to exercise, on behalf of the Shareholders, the rights to vote on all matters which are required to be discussed and resolved at shareholders’ meetings of the Company, including without limitation, the appointment and election of the Company’s directors and other senior management to be appointed and removed by the Shareholders, and sale, transfer or otherwise disposal of all or part of the shares held by the Shareholders in the Company;

(3)         other voting rights of the Shareholders provided under the articles of association of the Company, as amended from time to time.

The authorization and appointment are subject to the condition that the Proxy shall be a national of the PRC and that the WFOE shall approve such authorization and appointment. No appointment or authorization of the Proxy(ies) shall be revoked by any Shareholder unless the WFOE gives written notice to the Shareholders of the removal and replacement of the Proxy(ies) upon which the Shareholders shall immediately appoint such other PRC national(s) then designated by the WFOE to exercise the above Proxy Rights, and such new authorization and appointment so made shall supersede the previous authorization and appointment.

1.2                              The Proxy will, with due care and diligence and in compliance with laws, perform its obligations in respect of the appointment within the scope of authorization, and the Shareholders hereby acknowledge and agree to be responsible for any legal consequences arising from the exercise of the abovementioned Proxy Rights by the Proxy.

1.3                              The Shareholders hereby acknowledge that the Proxy is not required to consult with the Shareholders in exercising the abovementioned Proxy Rights, provided that the Proxy shall promptly inform the Shareholders once a resolution has been passed or proposal for convening an interim shareholders’ meeting has been made.

ARTICLE 2 RIGHT TO INFORMATION

2.1                              For the purpose of exercising the Proxy Rights under this Agreement, the Proxy shall be informed on the operation, business, customers, finance and employees and other affairs of the Company, and to inspect the relevant materials and records of the Company. The Company shall fully cooperate with the Proxy in this regard.

ARTICLE 3 EXERCISE OF THE PROXY RIGHTS

3.1                              The Shareholders shall provide full assistance to the Proxy in its exercise of the Proxy Rights, including where necessary to promptly execute any resolution of shareholders’ meeting adopted by the Proxy or such other ancillary legal documents (such as to satisfy the requirement of necessary documents to be submitted for governmental approvals, registrations or filings).

3.2                              At any time during the term of this Agreement, in the event that it is impossible to achieve the authorization or exercise of the Proxy Rights hereunder for any reason whatsoever (other than the breach of the Shareholders or the Company), the Parties shall immediately seek a substituted solution as close as possible to that of the unachievable provision and, when necessary, enter into a supplementary agreement to amend or modify the provisions of this Agreement such that the purpose of this Agreement shall continue to be achieved.

ARTICLE 4 DISCLAIMER AND INDEMNITY

4.1                              The Parties acknowledge that under no circumstances shall the WFOE be held liable to the other Parties or any third party or to provide any indemnity, economic or otherwise, for the exercise of the Proxy Rights hereunder by the individual(s) designated by it.

4.2                              The Shareholders and the Company agree to indemnify and hold the WFOE harmless against any and all losses suffered or likely to be suffered by it as a result of the exercise of the Proxy Rights by the Proxy designated by the WFOE, including, without limitation, any losses arising from any lawsuit, recourse, arbitration or claims brought by any third party against it or of any administrative investigation or sanction of any governmental authorities, provided that such losses are not caused by the willful misconduct or gross negligence of the Proxy.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

5.1                              Each of the Shareholders hereby severally represents and warrants that:

5.1.1                    it has full and independent legal status and legal capacity, and is duly authorized to execute, deliver and perform this Agreement and is capable of being an independent party to a lawsuit.

5.1.2                    it has full power and authority to execute and deliver this Agreement and all the other documents related to the transactions contemplated hereunder which are to be executed by it, and to consummate the transactions contemplated hereunder. This Agreement is lawfully and duly executed and delivered by it and constitutes its legal and binding obligations, enforceable against it pursuant to the terms hereof.

5.1.3                    it is the lawfully registered shareholder of the Company as of the effective date of this Agreement, and the Proxy Rights are free from any third party right, except for those created under this Agreement, the Second Amended and Restated Equity Pledge Agreement and the Second Amended and Restated Exclusive Option Agreement executed by and among the Shareholders, the Company, and the WFOE. Pursuant to this Agreement, the Proxy is able to exercise the Proxy Rights completely and fully in accordance with the articles of association of the Company then in effect.

5.2                              Each of the WFOE and the Company hereby severally represents and warrants that:

5.2.1                    it is a limited liability company duly registered and validly existing under the laws of the place of its incorporation with independent legal person status. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and is capable of being an independent party to a lawsuit.

5.2.2                    it has full corporate power and authority to execute and deliver this Agreement and all the other documents related to the transactions contemplated hereunder which are to be executed by it, and the full power and authority to consummate the transactions contemplated hereunder.

5.3                              The Company further represents and warrants that:

5.3.1                    Each of the Shareholders is the lawfully registered shareholder of the Company as of the effective date of this Agreement. The Proxy Rights are free from any third party right, except for those created under this Agreement, the Second Amended and Restated Equity Pledge Agreement and the Second Amended and Restated Exclusive Option Agreement executed by and among the Shareholders, the Company, and the WFOE. Pursuant to this Agreement, the Proxy is able to exercise the Proxy Rights completely and fully in accordance with the articles of association of the Company then in effect.

ARTICLE 6 TERM

6.1                              This Agreement shall become effective upon duly execution by the Parties hereto, and shall remain valid until it is terminated by written agreement of the Parties hereto. The Original Shareholder Voting Proxy Agreement shall be replaced by this Agreement from the effective date of this Agreement.

6.2                              In the event that any Shareholder, with the WFOE’s prior consent, transfers all shares held by it in the Company, such Shareholder shall no longer be a Party to this Agreement and the obligations and undertakings of the other Parties under this Agreement shall not be affected or impaired in any way.

ARTICLE 7 NOTICES

7.1                              Any notice, request, demand and other correspondence required to be given or made pursuant to this Agreement shall be made in writing and delivered to relevant Parties.

7.2                              Such notices or other correspondence shall be deemed to be duly served upon transmission if sent by fax or telex, or upon delivery if sent by hand, or five (5) days after posting if sent by mail.

ARTICLE 8 CONFIDENTIALITY OBLIGATIONS

8.1                              Notwithstanding the termination of this Agreement, each Party shall be obliged to keep in strict confidence the trade secrets, proprietary and customer information, and all other information which are confidential in nature (collectively, the “Confidential Information”) of other Parties acquired during the entering into and performance of this Agreement. The receiving party of the Confidential Information shall not disclose any Confidential Information to any third parties unless it has obtained the prior written consent of the Party disclosing the Confidential Information, or required by relevant laws and regulations or the requirements of the place where a Party’s affiliate is listed. The receiving party of the Confidential Information shall not use, directly or indirectly, such Confidential Information for purposes other than performing its obligations under this Agreement.

8.2                              The Confidential Information shall not include any information which:

(a) as shown by written evidence, was rightfully known to the receiving party previously;

(b) enters the public domain through no fault of the receiving party; or

(c) is rightfully acquired by the receiving party from other sources subsequent to the receipt of the Confidential Information.

8.3                              The receiving party may disclose the Confidential Information to its relevant employees, agents or professionals it retains, provided that it shall ensure that such persons shall comply with the terms and conditions of this Agreement and the receiving party shall be liable for the breach of any relevant terms and conditions of this Agreement by any of such persons.

8.4                              Notwithstanding anything to the contrary in this Agreement, this Article shall survive the termination of this Agreement.

ARTICLE 9 LIABILITIES FOR BREACH OF CONTRACT

9.1                              The Parties agree and acknowledge that, if any Party (the “Defaulting Party”) is materially in breach of any provision of this Agreement, or materially fails to perform or delays in performing any of the obligations hereunder, such breach, failure or delay shall constitute a default hereunder (the “Default”), and the non-defaulting Party (the “Non-defaulting Party”) shall be entitled to demand the Defaulting Party to rectify such Default or take remedial actions within a reasonable period of time. If the Defaulting Party fails to rectify such Default or take remedial actions within such reasonable period of time or ten (10) days from the receipt of the written notice from the other Party requiring such rectification:

9.1.1                    the WFOE shall be entitled to terminate this Agreement and claim from the Defaulting Party for damages if the Defaulting Party is any Shareholder or the Company;

9.1.2                    the Non-defaulting Party shall be entitled to claim from the Defaulting Party for damages if the Defaulting party is the WFOE, provided that under no circumstances shall the non-defaulting Party be entitled to terminate or rescind this Agreement unless otherwise provided by laws.

9.2                              Notwithstanding any other provision herein, this Article shall survive the suspension or termination of this Agreement.

ARTICLE 10 MISCELLANEOUS

10.1                       This Agreement is made in Chinese in four (4) originals with each Party holding one (1) original.

10.2                       The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Laws.

10.3                       Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties are unable to reach an agreement within thirty (30) days from the occurrence of the dispute, such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules thereof then in effect. The place of arbitration shall be in Beijing, and the language to be used in arbitration shall be Chinese. The award of arbitration shall be final and equally binding on the Parties of this Agreement.

10.4                       No right, power or remedy of a Party under any provision of this Agreement shall preclude such Party from any other right, power or remedy of it under the laws and other provisions of this Agreement, nor shall any exercise of any right, power or remedy by a Party preclude such Party from exercising any other right, power or remedy.

10.5                       No failure or delay by any Party in exercising any right, power and remedy (the “Rights”) pursuant to this Agreement or laws shall be deemed as a waiver of such Rights, and no single or partial waiver of such Rights shall preclude any other exercise of it or the exercise of any other Rights.

10.6                       The headings of the Articles in this Agreement are inserted for the convenience of reference only, and under no circumstances shall be used in or otherwise affect the construction of this Agreement.

10.7                       Each provision contained in this Agreement shall be severable and independent from other provisions, and in the event that any one or more provisions of this Agreement are held invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions shall not be affected or impaired in any way.

10.8                       Any amendments or supplements to this Agreement shall be made in writing and come into effect upon due execution by the Parties hereto.

10.9                       No Party shall transfer any of its rights and/or obligations hereunder to any third parties without prior written consent of the other Parties.

10.10                This Agreement shall be binding on the legal assigns or successors of the Parties.

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[Signature page to the Second Amended and Restated Shareholder Voting Proxy Agreement]

IN WITNESS WHEREOF, this Second Amended and Restated Shareholder Voting Proxy Agreement has been executed by the following Parties on the date first above written.

HUANG WANG

By:	/s/ Huang Wang

LU YUNFEN

By:	/s/ Lu Yunfen

Signature page to the Second Amended and Restated Shareholder Voting Proxy Agreement

[Signature page to the Second Amended and Restated Shareholder Voting Proxy Agreement]

IN WITNESS WHEREOF, this Second Amended and Restated Shareholder Voting Proxy Agreement has been executed by the following Parties on the date first above written.

SHUNYUAN KAIHUA (BEIJING) TECHNOLOGY CO., LTD.

(Company seal: /s/ Shunyuan Kaihua (Beijing) Technology Co., Ltd.)

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

ANHUI HUAMI INFORMATION TECHNOLOGY CO., LTD.

(Company seal: /s/ Anhui Huami Information Technology Co., Ltd.)

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

Signature page to the Second Amended and Restated Shareholder Voting Proxy Agreement

Appendix I:

General Information of the Company

Company Name: Anhui Huami Information Technology Co., Ltd.

Registered Address: Room 1201, Block A4, National Cartoon and Animation Industry Base, No. 800 Wang Jiang West Road, Hi-Tech Industry Development Zone, Hefei

Registered Capital: RMB 1,666,667

Legal Representative: Huang Wang

Shareholding Structure:

Name of Shareholder	Amount of Contribution in the Registered Capital (in RMB 10,000)	Percentage of Contribution	Identity Card Number / Unified Social Credit Number
Huang Wang	165.6667	99.4000%	***
Lu Yunfen	1.0000	0.6000%	***

Total	166.6667	100%	—

Appendix I

Appendix II:

Form of Power of Attorney

This Power of Attorney (the “Power of Attorney”), executed by                     (Identity Card No.:                     ) on March 20, 2020, is issued to and in favor of Shunyuan Kaihua (Beijing) Technology Co., Ltd. (with its registered address at Unit 206-2, Level 2, Block 23, No. 8 Dong Bei Wang West Road, Haidian District, Beijing) (the “Proxy”).

I,                             , hereby grant to the Proxy a general authorization within the validity of the Power of Attorney to exercise, as my/our proxy and on my/our behalf, the following rights I am/we are entitled to as shareholder of Anhui Huami Information Technology Co., Ltd. (the “Company”):

(1)	to propose the convening of and to attend shareholders’ meetings of the Company as my/our proxy in accordance with the articles of association of the Company;

(2)

to exercise, as my/our proxy, the rights to vote on all matters discussed and resolved at shareholders’ meetings of the Company, including without limitation, the appointment and election of the Company’s directors and other senior management to be appointed and removed by the shareholders;

(3)	to exercise, as my/our proxy, other voting rights of the shareholders provided under the articles of association of the Company, as amended from time to time.

I hereby irrevocably acknowledge(s) that unless with instruction from Shunyuan Kaihua (Beijing) Technology Co., Ltd. (the “WFOE”) to replace the Proxy, this Power of Attorney shall remain valid until the expiry or early termination of the Second Amended and Restated Shareholder Voting Proxy Agreement dated March 20, 2020 by and among the WFOE, the Company and the shareholders of the Company.

The authorization is hereby granted.

Name:

By:
Date:

Appendix II